Exhibit 3.1
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PERLEGEN SCIENCES, INC.
          Perlegen Sciences, Inc., a Delaware corporation, hereby certifies as follows:
          FIRST. The name of the corporation is Perlegen Sciences, Inc. The date of filing of its original certificate of incorporation with the Secretary of State was September 28, 2000. The date of filing of its Amended and Restated Certificate of Incorporation with the Secretary of State was March 30, 2001. A Certificate of Amendment of the Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 31, 2002. The date of filing its Second Amended and Restated Certificate of Incorporation with the Secretary of State was December 20, 2002. The date of filing its Third Amended and Restated Certificate of Incorporation with the Secretary of State was January 31, 2005. A Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State on February 22, 2005.
          SECOND. The Fourth Amended and Restated Certificate of Incorporation of Perlegen Sciences, Inc. in the form attached hereto as Exhibit A amends, restates and integrates the provisions of the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by written consent of the holders of a requisite number of shares of outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the Delaware General Corporation Law.
          THIRD. The text of the certificate of incorporation of said corporation, as amended, is hereby amended and restated to read in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference.
          IN WITNESS WHEREOF, Perlegen Sciences, Inc. has caused this certificate to be signed by Brad Margus, its President, and Vern Norviel, its Secretary, on the 21st day of December 2005.

PERLEGEN SCIENCES, INC.
By:	/s/ Brad Margus
Brad Margus, President and Chief
Executive Officer Perlegen Sciences, Inc.

By:	/s/ Vern Norviel
Vern Norviel, Secretary
Perlegen Sciences, Inc.

Exhibit A
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PERLEGEN SCIENCES, INC.
          FIRST. The name of the Corporation is Perlegen Sciences, Inc.
          SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
          FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 659,806,668 of which 500,000,000 shares of the par value of $0.0001 per share shall be designated as “Common Stock” and 159,806,668 shares of the par value of $0.0001 per share shall be designated as “Preferred Stock.”
     B. The Preferred Stock shall be divided into series. The first series shall consist of 35,800,000 shares and shall be designated “Series A Preferred Stock.” The second series shall consist of 28,127,000 shares and shall be designated “Series B Preferred Stock.” The third series shall consist of 20,879,668 shares and shall be designated “Series C Preferred Stock.” The fourth series shall consist of 50,000,000 shares and shall be designated “Series D Preferred Stock.” The fifth series shall consist of 25,000,000 shares and shall be designated “Series D-1 Preferred Stock.” Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any corresponding provision hereafter enacted.
     C. The powers, preferences, relative rights, other special rights and the qualifications, limitations and restrictions of the Preferred Stock are as follows:
          1. Dividend Provisions.
               (a) The holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock shall be entitled to receive annual dividends, out of any assets legally available therefor, at a rate of 8% of the Original Series A Issue Price (as hereinafter defined), the Original Series B Issue Price (as hereinafter defined), the Original Series C Issue Price (as hereinafter defined), the Original Series D Issue Price (as hereinafter defined) and the Original Series D-1 Issue Price (as hereinafter defined), respectively, prior to any dividend distributions (other than those payable solely in Common Stock) being made by the Corporation to holders of Common Stock, payable when, as and if declared by the board of directors. Such dividends, if declared, shall not be cumulative. The “Original Series A Issue Price” shall be $3.60 per share (subject to adjustment for stock splits, reverse stock splits, subdivisions, stock dividends, combinations, reclassifications, recapitalizations and similar events). The “Original Series B Issue Price” shall be $3.60 per share (subject to adjustment for stock splits, reverse stock splits, subdivisions, stock dividends, combinations, reclassifications, recapitalizations and similar events). The “Original Series C Issue Price” shall be $1.56 per share (subject to adjustment for stock splits, reverse stock splits, subdivisions, stock dividends, combinations, reclassifications, recapitalizations and similar events). The “Original Series D Issue Price” shall be $1.56 per share (subject to adjustment for stock splits, reverse stock splits, subdivisions, stock dividends, combinations, reclassifications, recapitalizations and similar events). The “Original Series D-1 Issue Price” shall be $2.00 per share (subject to adjustment for stock splits, reverse stock splits, subdivisions, stock dividends, combinations, reclassifications, recapitalizations and similar events).
               (b) No dividends (other than those payable solely in Common Stock) shall be paid on any Common Stock unless a dividend (in addition to the amount of any dividends paid pursuant to Section C.1(a)) is paid with respect to all outstanding shares of Preferred Stock in an amount for each share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted, pursuant to Section C.3.
               (c) In the event the Corporation shall declare a distribution (other than any distribution described in Section C.2) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Stock were the holders of the number of shares of Common Stock into which their respective shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.
          2. Liquidation Preference.
               (a) In the event of any liquidation, dissolution or winding up of the Corporation, or upon any event which constitutes a Deemed Liquidation Event (as hereinafter defined) (a “Liquidation”), either voluntary or involuntary, any payment or distribution and setting apart for payments or distributions of any of the assets or surplus funds of the Corporation that may be legally distributed to the stockholders of the Corporation shall be made in the order of priority as follows:
                    (i) The holders of Series D-1 Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any Series D Preferred Stock, any Series C Preferred Stock, any Series B Preferred Stock, any Series A Preferred Stock and any Common Stock, by reason of their ownership thereof, in cash, an amount per share equal to the Original Series D-1 Issue Price, plus any declared but unpaid dividends (the “Series D-1 Liquidation Amount”). If upon a Liquidation the assets of the Corporation are insufficient to permit payment of the Series D-1 Liquidation Amount in full to all holders of Series D-1 Preferred Stock, the assets of the Corporation shall be distributed ratably to the holders of Series D-1 Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive.
                    (ii) After payment of the Series D-1 Liquidation Amount to the holders of Series D-1 Preferred Stock in accordance with Section C.2(a)(i) the holders of Series D Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any Series C Preferred Stock, any Series B Preferred Stock, any Series A Preferred Stock and any Common Stock, by reason of their ownership thereof, in cash, an amount per share equal to the Original Series D Issue Price, plus any declared but unpaid dividends (the “Series D Liquidation Amount”). If upon a Liquidation the assets of the Corporation are insufficient to permit payment of the Series D Liquidation Amount in full to all holders of Series D Preferred Stock, the assets of the Corporation shall be distributed ratably to the holders of Series D Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive.
                    (iii) After payment of the Series D-1 Liquidation Amount and Series D Liquidation Amount in accordance with Sections C.2(a)(i) and (ii) above, respectively, the holders of Series C Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any Series B Preferred Stock, any Series A Preferred Stock and any Common Stock, by reason of their ownership thereof, in cash, an amount per share equal to the Original Series C Issue Price, plus any declared but unpaid dividends (the “Series C Liquidation Amount”). If after payment of the Series D-1 Liquidation Amount to the holders of Series D-1 Preferred Stock in accordance with Section C.2(a)(i) and after payment of the and the Series D Liquidation Amount to the holders of the Series D Preferred Stock in accordance with Section C.2(a)(ii) above, the assets of the Corporation are insufficient to permit payment of the Series C Liquidation Amount in full to all holders of Series C Preferred Stock, the assets of the Corporation shall be distributed ratably to the holders of Series C Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive.
                    (iv) After payment of the Series D-1 Liquidation Amount, Series D Liquidation Amount and Series C Liquidation Amount in accordance with Sections C.2(a)(i), (ii) and (iii) above, respectively, the holders of Series B Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any Series A Preferred Stock and any Common Stock, by reason of their ownership thereof, in cash, an amount per share equal to the Original Series B Issue Price, plus any declared but unpaid dividends (the “Series B Liquidation Amount”). If after the payment of the Series D-1 Liquidation Amount to the holders of Series D-1 Preferred Stock in accordance with Section C.2(a)(i) and after payment of the and the Series D Liquidation Amount to the holders of the Series D Preferred Stock in accordance with Section C.2(a)(ii) above and after payment of the Series C Liquidation Amount to the holders of the Series C Preferred Stock in accordance with Section C.2(a)(iii) above, the assets of the Corporation are insufficient to permit payment of the Series B Liquidation Amount in full to all holders of Series B Preferred Stock, the assets of the Corporation shall be distributed ratably to the holders of Series B Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive

                    (v) After payment of the Series D-1 Liquidation Amount, Series D Liquidation Amount, the Series C Liquidation Amount and the Series B Liquidation Amount in accordance with Sections C.2(a)(i), (ii), (iii) and (iv) above, respectively, the holders of Series A Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any Common Stock, by reason of their ownership thereof, in cash, an amount per share equal to the Original Series A Issue Price, plus any declared but unpaid dividends (the “Series A Liquidation Amount”). If (i) after the payment of the Series D-1 Liquidation Amount to the holders of the Series D-1 Preferred Stock in accordance with Section C.2(a)(i) above, (ii) after payment of the Series D Liquidation Amount to the holders of the Series D Preferred Stock in accordance with Section C.2(a)(ii) above, (iii) after payment of the Series C Liquidation Amount to the holders of the Series C Preferred Stock in accordance with Section C.2(a)(iii) above and (iv) after payment of the Series B Liquidation Amount to the holders of the Series B Preferred Stock in accordance with Section C.2(a)(iv) above, the assets of the Corporation are insufficient to permit payment of the Series A Liquidation Amount in full to all holders of Series A Preferred Stock, the assets of the Corporation shall be distributed ratably to the holders of Series A Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive.
                    (vi) After payment of the Series D-1 Liquidation Amount, Series D Liquidation Amount, Series C Liquidation Amount, Series B Liquidation Amount and Series A Liquidation Amount in accordance with Sections C.2(a)(i), (ii), (iii), (iv) and (v) above, respectively, to the extent there are additional assets of the Corporation available for distribution to stockholders, any remaining assets shall be distributed to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Common Stock in a Pro Rata Distribution (as hereinafter defined).
               (b) (i) A “Pro Rata Distribution,” when used in connection with the distribution of assets of this Corporation upon a Liquidation, shall mean the distribution of such assets to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock (on an as-converted to Common Stock basis) held by each holder, without any preference or priority whatsoever until the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock have received an aggregate amount equal to four (4) times their Original Series A Purchase Price, Original Series B Purchase Price, Original Series C Purchase Price, Original Series D Purchase Price and Series D-1 Purchase Price respectively (each a “Preferred Liquidation Amount”). The Preferred Liquidation Amount for each such series of Preferred Stock shall include the respective distributions made to each such series of Preferred Stock in accordance with Sections C.2(a)(i), (ii), (iii), (iv) and (v) above. After a series of Preferred Stock has received its respective Preferred Liquidation Amount, all remaining assets shall be distributed on a pro rata basis among the holders of Common Stock and the other holders of Preferred Stock (on an as converted to Common Stock basis) who have not yet received their respective Preferred Liquidation Amount until all other holders of Preferred Stock have received their respective Preferred Liquidation Amount. Thereafter, all remaining assets shall be distributed on a pro rata basis to holders of Common Stock.

                    (ii) (A) A “Deemed Liquidation Event” shall mean (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation (excluding the acquiring entity or person) immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such consolidation or merger, the parent corporation of such surviving or resulting corporation immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred, excluding in each case any consolidation, merger or reorganization effected exclusively to change the domicile of the Corporation or any capital stock issuance or series of capital stock issuances by the Corporation effected principally for the purpose of raising equity capital, or (ii) a sale, lease, exclusive license or other disposition or conveyance of all or substantially all of the assets of the Corporation.
                         (B) In any of such events, if the consideration received by the Corporation is made in property other than cash or securities, the board of directors of the Corporation shall determine the fair market value of the distribution in good faith.
                         (C) Any securities not subject to investment letters or other similar restrictions on free marketability to be delivered to the holders of Preferred Stock or Common Stock, as the case may be, shall be valued as follows:
                              (1) If traded on a securities exchange or through The Nasdaq National Market (or a similar national quotation or exchange system), the value shall be deemed the average of the closing prices of the securities on such exchange or system over the thirty-day period ending three (3) days prior to closing;
                              (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale price (whichever is applicable) over the thirty-day period ending three (3) days prior to closing;
                              (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the then outstanding shares of Preferred Stock.
                         (D) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than the restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the board of directors of the Corporation) from the market value as determined pursuant to Section C.2(b)(ii)(C) above so as to reflect the approximate fair market value thereof.
                         (E) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the closing of such transaction. Such notice shall discuss the material terms and conditions of the impending transaction and the provisions of this Section C.2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the Corporation’s receipt of written consent of the holders of at least a majority of the Preferred Stock entitled to such notice rights or similar notice rights. In the event the requirements of Section C.2 are not complied with, the Corporation shall forthwith either:
                              (1) Cause such closing to be postponed until such time as the requirements of this Section C.2 have been complied with or waived; or
                              (2) Cancel such transactions, in which event the respective rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section C.2(b)(ii)(E).
          3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
               (a) Right to Convert.
                    (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred Stock to be so converted by a fraction, (A) the numerator of which is the Original Series A Issue Price plus any declared but unpaid dividends and (B) the denominator of which is the then applicable conversion price for Series A Preferred Stock (such price, or such price as last adjusted, being referred to herein as the “Series A Conversion Price”). The initial Series A Conversion Price shall be $2.66; provided, however, that the Series A Conversion Price shall be subject to adjustment as set forth in this Section C.3.
                    (ii) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of Series B Preferred Stock to be so converted by a fraction, (A) the numerator of which is the Original Series B Issue Price plus any declared but unpaid dividends and (B) the denominator of which is the then applicable conversion price for Series B Preferred Stock (such price, or such price as last adjusted, being referred to herein as the “Series B Conversion Price”). The initial Series B Conversion Price shall be $2.66; provided, however, that the Series B Conversion Price shall be subject to adjustment as set forth in this Section C.3.
                    (iii) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of

Series C Preferred Stock to be so converted by a fraction, (A) the numerator of which is the Original Series C Issue Price plus any declared but unpaid dividends and (B) the denominator of which is the then applicable conversion price for Series C Preferred Stock (such price, or such price as last adjusted, being referred to herein as the “Series C Conversion Price”). The initial Series C Conversion Price shall be $1.56; provided, however, that the Series C Conversion Price shall be subject to adjustment as set forth in this Section C.3.
                    (iv) Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of Series D Preferred Stock to be so converted by a fraction, (A) the numerator of which is the Original Series D Issue Price plus any declared but unpaid dividends and (B) the denominator of which is the then applicable conversion price for Series D Preferred Stock (such price, or such price as last adjusted, being referred to herein as the “Series D Conversion Price”). The initial Series D Conversion Price shall be $1.56; provided, however, that the Series D Conversion Price shall be subject to adjustment as set forth in this Section C.3.
                    (v) Each share of Series D-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of Series D-1 Preferred Stock to be so converted by a fraction, (A) the numerator of which is the Original Series D-1 Issue Price plus any declared but unpaid dividends and (B) the denominator of which is the then applicable conversion price for Series D-1 Preferred Stock (such price, or such price as last adjusted, being referred to herein as the “Series D-1 Conversion Price”). The initial Series D-1 Conversion Price shall be $2.00; provided, however, that the Series D-1 Conversion Price shall be subject to adjustment as set forth in this Section C.3.
                    (vi) Following each adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series D-1 Conversion Price such adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series D-1 Conversion Price shall remain in effect until a further adjustment as set forth in this Section C.3.
               (b) Automatic Conversion. (i) Subject to Section C.3(c), the outstanding shares of the Preferred Stock shall automatically convert (and the rights and preferences of the Preferred Stock contained in this Fourth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) shall terminate) into shares of Common Stock at the then applicable conversion ratio, upon the earlier of (x) the date specified by vote or written consent or agreement of holders of at least two-thirds of the shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock then outstanding, voting or acting together as one class or (y) immediately upon the consummation by the Corporation of a sale of its Common Stock in a Qualified IPO (as hereinafter defined). Upon the occurrence of any event set forth in the preceding sentence, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided in subparagraph (c) below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.
                    (ii) A “Qualified IPO” shall mean a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “1933 Act”), which results in net proceeds to the Corporation of at least $35 million and a “pre-money” valuation of the Corporation immediately prior to such public offering of at least $250 million (determined as the product of the number of shares of Common Stock outstanding immediately prior to the public offering after giving effect to the conversion of the Preferred Stock into Common Stock times the initial public offering price per share of Common Stock).
               (c) Mechanics of Conversion.
                    (i) Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, or upon the occurrence of an automatic conversion of the Preferred Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for such stock, and shall, in the event of an optional conversion pursuant to Section C.3(a), give written notice to the Corporation at its principal corporate office of the election to convert the same and shall in either case state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, (1) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, (2) cash in lieu of any fraction of a share, and (3) payment for any declared and/or accrued dividends that have yet to be paid on any shares of Preferred Stock so converted. In the event of an optional conversion pursuant to Section C.3(a), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.
                    (ii) If the conversion is in connection with a Qualified IPO, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) or entity entitled to receive the Common Stock upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.
               (d) Adjustment to Conversion Prices Upon Issuance of Common Stock Below Conversion Price. Other than upon (i) the issuance of Common Stock upon the conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, (ii) the issuance of up to 24,516,722 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, subdivisions, stock dividends, combinations, reclassifications, recapitalizations and similar events) pursuant to restricted stock sold to, or the exercise of stock options issued to, employees, consultants, officers or directors of the Corporation under a stock option plan or restricted stock issuance plan approved by a majority of the board of directors of the Corporation, (iii) the issuance of Common Stock as direct consideration for the acquisition of another business entity or business segment of any such entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization whereby the Corporation will own substantially all the assets or more than fifty percent (50%) of the voting power of such business entity or business segment of any such entity if such issuance is approved by a majority of the board of directors of the Corporation, (iv) the issuance of any shares of Common Stock in connection with a stock split or dividend of the Corporation (other than a Deemed Liquidation Event), (v) the issuance of Common Stock in connection with a Qualified IPO, (vi) the issuance of Common Stock or Preferred Stock in connection with a lease financing or other asset-based financing, whether issued to a lessor, guarantor or other person (a “Lease Financing”), provided that such Lease Financing is approved by a majority of the board of directors of the Corporation; and provided further that any such Lease Financing which in aggregate amount exceeds $10,000,000 is approved by a majority of the board of directors, including the director designated by the holders of the Series C Preferred Stock and the director designated by the holders of the Series D Preferred Stock, (vii) the issuance of Common Stock or Preferred Stock in connection with a corporate partnering, alliance or similar strategic transaction approved by a majority of the Corporation’s board of directors, or (viii) the issuance or deemed issuance of Common Stock or Preferred Stock upon exercise or conversion of any options or warrants, or upon the conversion of convertible securities outstanding as of the date of the first issuance of the Series D-1 Preferred Stock, if and whenever the Corporation shall issue or sell, or is, in accordance with Section C.3(e)(1) through C.3(e)(3), deemed to have issued or sold, after the date of the first issuance of the Series D-1 Preferred Stock any shares of Common Stock without consideration or for a consideration per share less than the then-applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price in effect immediately prior to the time of such issue or sale (“Dilutive Issuance”), then, forthwith, upon such issue or sale, or deemed issue or sale, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, shall be reduced in the manner set forth below.
                    If the Corporation shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock in a Dilutive Issuance, then the respective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, shall, concurrently with such Dilutive Issuance, be reduced to a price determined by multiplying the applicable Conversion Price by a fraction, (i) the numerator of which is an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale, or deemed issue or sale, plus (b) the total number of shares of Common Stock which the aggregate consideration received, if any, by the Corporation for the total number of additional shares of Common Stock so issued or sold, or deemed issued or sold, would purchase at the applicable Conversion Price, in effect immediately prior to the issue or sale, or deemed issue or sale, and (ii) the denominator of which is the total number of shares of Common Stock outstanding immediately prior to such issuance or sale or deemed issuance or sale plus the number of additional shares of Common Stock issued or sold (or deemed issued or sold).

                    For the purposes of this Section C.3(d), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding and (B) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock could be converted and any Convertible Securities (as defined below) and Options (as defined below) if fully converted on the day immediately preceding the given date.
               (e) For purposes of the adjustments provided for in Section C.3(d), the following paragraphs (1) through (4) shall be applicable:
                    (1) Issuance of Rights or Options. In case at any time after the date of the first issuance of the Series D-1 Preferred Stock the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock or any such options therefor (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in paragraph (2) of this Section C.3(e), no adjustment to such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price shall be made upon the actual issue of such Common Stock, or to such Convertible Securities upon exercise of such Options, or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.
                    (2) Change in Option Price or Conversion Rate. In the event the purchase price provided for in any Option referred to in paragraph (1) of this Section C.3(e), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraph (1) of this Section C.3(e), or the rate at which Convertible Securities referred to in paragraph (1) of this Section C.3(e) are convertible into or exchangeable for Common Stock shall change at any time after the date of the first issuance of the Series D-1

Preferred Stock (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price then in effect hereunder shall forthwith be increased to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent remaining outstanding immediately prior to such termination, never been issued.
                    (3) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash or securities, the amount of the consideration other than cash or securities received by the Corporation shall be deemed to be the fair value of such consideration as determined pursuant to Section C.2(b)(ii)(B), without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration in securities, the amount of the consideration in securities received by the Corporation shall be deemed to be the fair value of such consideration as determined pursuant to Section C.2(b), as applicable, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the board of directors of the Corporation.
                    (4) Two or More Closings. For the purposes of adjusting the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, and the Series D-1 Conversion Price, the grant, issue or sale, or deemed grant, issuance or sale, of additional shares of Common Stock under Section C.3(d) and (e) issued or issuable at two or more closings as a part of the same transaction or series of related transactions shall be aggregated and shall be treated as one Dilutive Issuance occurring on the earliest date on which such securities were granted, issued or sold, or deemed granted, issued or sold.

               (f) Conversion Price Adjustments of Preferred Stock for Certain Splits and Combinations. In the event the Corporation should, at any time or from time to time, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be the number of shares of Common Stock that would have been issued if such shares had been converted immediately prior to the record date (or the date of such dividend distribution, split or subdivision if no record date is fixed) at the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price then in effect. If the number of shares of Common Stock outstanding at any time after the issuance of Series D-1 Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date of such combination (or the date of such combination if no such record date is fixed), the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series D-1 Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be the number of shares of Common Stock that would have been issued if such conversion occurred immediately prior to the record date (or the date of such combination if no such record date is fixed) at the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price then in effect.
               (g) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section C.3(e), then, in each such case for the purpose of this Section C.3(g), the holders of Preferred Stock as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.
               (h) Recapitalizations, Reclassifications, Exchanges and Substitutions. If, at any time or from time to time, whether pursuant to a transaction with another entity or otherwise, there shall be a recapitalization, reclassification, exchange, substitution or other change of the Common Stock (other than pursuant to a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section C.2 or this Section C.3), provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of their Preferred Stock the kind and amount of stock or other securities or property to which a holder of the Common Stock deliverable upon conversion of such series of Preferred Stock would have been entitled on the recapitalization, reclassification, exchange, substitution or other changes. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C.3 with respect to the rights of the holders of Preferred Stock after such recapitalization, reclassification, exchange, substitution or other change, to the end that the provisions of this Section C.3 (including adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series D-1 Conversion Price then in effect and the number of shares purchasable upon conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Conversion Price and Series D-1 Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.
               (i) No Fractional Shares Certificate as to Adjustments. No fractional shares of Common Stock shall be issued upon conversion of any Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the board of directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder has at the time of converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price pursuant to this Section C.3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation, at its expense, shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.
               (j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or series or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
               (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such series of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.
               (l) Notices. Any notice required by the provisions of this Section C.3 to be given to the holders of Preferred Stock shall be deemed given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of delivery. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.
               (m) Payment of Taxes. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.
          4. Voting Rights.
               (a) The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided herein or by applicable law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
               (b) The board of directors shall consist of eight (8) members. So long as shares of Series A Preferred Stock remain outstanding, the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, shall be entitled to designate two (2) members of the board of directors. So long as any shares of Series C Preferred Stock remain outstanding, the holders of a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class, shall be entitled to designate one (1) member of the board of directors. So long as any shares of Series D Preferred Stock remain outstanding, the holders of a majority of the outstanding shares of Series D Preferred Stock, voting together as a single class, shall be entitled to designate one (1) member of the board of directors. The holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to designate the remaining four (4) members of the board of directors.

               (c) For so long as at least 20,000,000 shares of Preferred Stock (subject to adjustment for stock splits, reverse stock splits, subdivisions, stock dividends, combinations, reclassifications, recapitalizations and similar events) shall remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series D-1 Preferred Stock (voting together as one class on an as-converted to Common Stock basis) shall be necessary for effecting or validating the following actions (whether by merger, consolidation, recapitalization, or otherwise):
                    (i) any amendment, alteration, repeal or waiver of any provision of this Certificate of Incorporation (including the filing of a Certificate of Designation) or the bylaws of the Corporation which is adverse to the rights, preferences or privileges of the Preferred Stock;
                    (ii) any authorization or any designation, whether by reclassification or otherwise, of any new class or series of capital stock or any other securities convertible into equity securities of the Corporation ranking senior to, or on a parity with, the Series D-1 Preferred Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;
                    (iii) any redemption or repurchase of Common Stock or Preferred Stock (except for acquisitions of Common Stock by the Corporation pursuant to restricted stock, stock option, employment or consulting agreements approved by a majority of the board of directors which permit the Corporation to repurchase such shares upon termination of services to the Corporation);
                    (iv) any action that results in the payment or declaration of a dividend or distribution on any Common Stock or Preferred Stock (other than a dividend payable solely in Common Stock);
                    (v) any liquidation, dissolution or winding up of the Corporation;
                    (vi) any Deemed Liquidation Event (as defined in Section C.2 herein);
                    (vii) any exclusive license of the Corporation’s core intellectual property rights to Affymetrix, Inc., a Delaware corporation; or
                    (viii) any merger or consolidation of the Corporation that would have the effect of any of the foregoing.
               (d) The vote or written consent of the holders of at least a majority of the outstanding Series A Preferred Stock, voting as a separate class, shall be necessary for any alteration or change to the powers, preferences, or special rights of the shares of the Series A Preferred Stock, whether such alteration or change is by merger, by amendment, alteration or repeal of any provision of this Certificate of Incorporation (including the filing of a Certificate of Designation), by amendment, alteration or repeal of the Corporation’s Bylaws, or by other means, where such alteration or change would adversely affect the powers, preferences or special rights of the shares of Series A Preferred Stock.

          5. Status of Converted Shares. In the event any shares of Preferred Stock shall be converted pursuant to Section C.3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.
     D. Common Stock.
          1. Dividend Rights. Subject to Section C.1, the holders of Common Stock shall be entitled to receive, when, if and as declared by the board of directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the board of directors.
          2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section C.2 hereof.
          3. Redemption. The Common Stock is not redeemable.
          4. Voting Rights. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.
          FIFTH. Subject to Section C.4(c)(i) of Article FOURTH, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation; provided, however, that the stockholders may change or repeal any bylaw adopted by the board of directors of the Corporation by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the bylaws adopted by the board of directors of the Corporation shall vary or conflict with any amendments or supplement thus adopted by the stockholders.
          SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.
          SEVENTH. Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation, including but not limited to the election of directors, may be taken by written consent or consents signed by the holders of the class or series of stock entitled to vote on such action having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
          EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION OF
PERLEGEN SCIENCES, INC.
(Pursuant to Sections 222, 228 and 242 of the
General Corporation Law of the State of Delaware)
     Perlegen Sciences, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),
     DOES HEREBY CERTIFY:
     FIRST: The name of the corporation is Perlegen Sciences, Inc. The date of filing of its original certificate of incorporation with the Secretary of State was September 28, 2000. The date of filing of its Amended and Restated Certificate of Incorporation with the Secretary of State was March 30, 2001. A Certificate of Amendment of the Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 31, 2002. The date of filing its Second Amended and Restated Certificate of Incorporation with the Secretary of State was December 20, 2002. The date of filing its Third Amended and Restated Certificate of Incorporation with the Secretary of State was January 31, 2005. A Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State on February 22, 2005. The date of filing of its Fourth Amended and Restated Certificate of Incorporation was December 21, 2005.
     SECOND: That the Board of Directors duly adopted resolutions proposing an amendment to the Certificate of Incorporation of the corporation, declaring said amendment to be advisable and in the best interests of the corporation and its stockholders, and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor.
     THIRD: That FOURTH. C.3(d). is hereby amended and restated in its entirety to read as follows:
     “Adjustment to Conversion Prices Upon Issuance of Common Stock Below Conversion Price. Other than upon (i) the issuance of Common Stock upon the conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, (ii) the issuance of up to 41,443,702 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, subdivisions, stock dividends, combinations, reclassifications, recapitalizations and similar events) pursuant to restricted stock sold to, or the exercise of stock options issued to, employees, consultants, officers or directors of the Corporation under a stock option plan or restricted stock issuance plan approved by a majority of the board of directors of the Corporation, (iii) the issuance of Common Stock as direct consideration for the acquisition of another business entity or business segment of any such entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization whereby the Corporation will own substantially all the assets or more than fifty percent (50%) of the voting power of such business entity or business segment of any such entity if such issuance is approved by a majority of the board of directors of the Corporation, (iv) the issuance of any shares of Common Stock in connection with a stock split or dividend of the Corporation (other than a Deemed Liquidation Event), (v) the issuance of Common Stock in connection with a Qualified IPO, (vi) the issuance of Common Stock or Preferred Stock in connection with a lease financing or other asset-based financing, whether issued to a lessor, guarantor or other person (a “Lease Financing”), provided that such Lease Financing is approved by a majority of the board of directors of the Corporation; and provided further that any such Lease Financing which in aggregate amount exceeds $10,000,000 is approved by a majority of the board of directors, including the director designated by the holders of the Series C Preferred Stock and the director designated by the holders of the Series D Preferred Stock, (vii) the issuance of Common Stock or Preferred Stock in connection with a corporate partnering, alliance or similar strategic transaction approved by a majority of the Corporation’s board of directors, or (viii) the issuance or deemed issuance of Common Stock or Preferred Stock upon exercise or conversion of any options or warrants, or upon the conversion of convertible securities outstanding as of the date of the first issuance of the Series D-1 Preferred Stock, if and whenever the Corporation shall issue or sell, or is, in accordance with Section C.3(e)(1) through C.3(e)(3), deemed to have issued or sold, after the date of the first issuance of the Series D-1 Preferred Stock any shares of Common Stock without consideration or for a consideration per share less than the then-applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price in effect immediately prior to the time of such issue or sale (“Dilutive Issuance”), then, forthwith, upon such issue or sale, or deemed issue or sale, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, shall be reduced in the manner set forth below.
     If the Corporation shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock in a Dilutive Issuance, then the respective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series D-1 Conversion Price, as the case may be, shall, concurrently with such Dilutive Issuance, be reduced to a price determined by multiplying the applicable Conversion Price by a fraction, (i) the numerator of which is an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale, or deemed issue or sale, plus (b) the total number of shares of Common Stock which the aggregate consideration received, if any, by the Corporation for the total number of additional shares of Common Stock so issued or sold, or deemed issued or sold, would purchase at the applicable Conversion Price, in effect immediately prior to the issue or sale, or deemed issue or sale, and (ii) the denominator of which is the total number of shares of Common Stock outstanding immediately prior to such issuance or sale or deemed issuance or sale plus the number of additional shares of Common Stock issued or sold (or deemed issued or sold).
     For the purposes of this Section C.3(d), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding and (B) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock could be converted and any Convertible Securities (as defined below) and Options (as defined below) if fully converted on the day immediately preceding the given date.”
     FOURTH: The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Section 222 and 228 of the General Corporation Law.
     FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
[Signature Page Follows]

     IN WITNESS WHEREOF, Perlegen Sciences, Inc. has caused this Certificate of Amendment to be signed by Brad Margus, its President and Chief Executive Officer, this 1st day of March, 2006.

By:	/s/ Brad Margus
Brad Margus, President and Chief
Executive Officer